23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-107017, 333-108354, 333-131721, 333-147823) of Avatech Solutions, Inc. of our report dated November 15, 2010 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Boston, MA
November 15, 2010